Exhibit 10.1

SEPARATION AND SETTLEMENT AGREEMENT

WHEREAS, Bin Wang (hereinafter referred to as the “Executive”) and Alberton Acquisition Corporation (hereinafter referred to as the “Company”) and Hong Ye Hong Kong Shareholding Co., Ltd. (hereinafter referred to as the “Sponsor”) have agreed that Executive will resign, as Chief Executive Officer and Chairman of the Board of Company on the terms set forth in this Separation and Settlement Agreement and Releases (the “Agreement”) on March 30, 2020 (the “Termination Date”).

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of this Agreement, it is agreed as follows:

1. Resignation. Executive will resign as a Director, CEO, and Chairman of the Board of Company on the Termination Date. Following the Termination Date, Executive will have no further executive duties or responsibilities to Company and no further authority to act on its behalf of the Company. Effective as of the Termination Date, except as specifically provided herein, the directors services agreement (the “Directors Service Agreement”) dated July 29, 2018 between the Company and Executive is terminated and of no further force or effect, and Executive hereby releases any claims to the contrary.

2. Accrued Rights. Executive shall be entitled to keep all his founder’s shares, to vest the founder’s shares when they are released from escrow account in accordance with the escrow agreement dated October 23, 2019 among the Company, holders of founder shares and Continental Stock Transfer & Trust Company. Executive also possesses his registration right as set forth in the registration rights agreement among the Company and certain investors dated October 23, 2018, and the Company agrees to provides legal opinion to assist Executive in selling his founder Shares pursuant to the provisions of Rule 144 under the Securities Act if the registration is not available to Executive.

3. Settlement Payments. With regards to Executive’s excellent performance in founding and managing the Company since its inception, the Sponsor agrees to pay Executive the total Fifty Thousand Dollars ($50,000) (the “Settlement Amount”). The payment will be made in five monthly equal installments starting from April 1, 2020. Executive agrees that by receipt of such payments he shall not be entitled to receive any other severance payments or benefits.

4. Transitional Arrangements. the Company and Executive agree to make a Transitional Arrangement immediately after Termination Date. Executive will use his expertise and institutional memory to hand over the Company’s documents and business contacts to the Company’s designated person as soon as possible.

5. Indemnification.. The Company shall indemnify and hold harmless Executive against any and all liabilities, claims and lawsuits arising out of, or are in connection with the services rendered pursuant to this Agreement except for liabilities, claims and lawsuits arising out of willful misconduct, willful omissions or willful misrepresentations by Executive.

6. Release of Claims and Liabilities. Executive and the Company each agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its Sponsor. Executive, the Company, and the Sponsor on behalf of themselves, and their officers, directors, Executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective officers, directors, Executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including March 30, 2020, except for any liabilities, claims and lawsuits arising out of willful misconduct, willful omissions or willful misrepresentations caused by any specific party.

7.   No Pending or Future Lawsuits. The Company and Sponsor represent respectively that they have no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Executive. The Company and Sponsor also represent that they do not intend to bring any claims on its own behalf or on behalf of any other person or entity against Executive. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or the Sponsor.

       8.     Non-Disparagement. The Company and Sponsor, on behalf of themselves, and their respective officers, directors, shareholders, and affiliates, agree to refrain from any defamation, libel or slander against Executive, or tortious interference of Executive’s contracts and relationships with others.

       9.     No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of separation. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

      10.     Confidentiality. Company and the Sponsor shall seek to preserve the confidentiality of all written and oral reports in relation to Executive, including this Agreement, to the maximum extent possible consistent with fiduciary duties of directors and all applicable laws. Executive agrees to maintain the confidentiality of all confidential and proprietary information of the Company. In the event that any request or demand is made or any order issued for disclosure of any Information, Company shall promptly notify Executive to the extent permitted.

11. Arbitration. Any disputes between the parties to this Agreement shall be settled by arbitration in New York, New York and the exceptions for equitable relief.

12. General Provisions.

(a) This Agreement shall only take effect once Executive has signed the Settlement Agreement and the Settlement Agreement has become effective.

(b) It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement shall remain in full force and effect and be fully valid and enforceable.

(c) The Executive represents and agrees (a) that the Executive has, to the extent he desires, discussed all aspects of this Agreement with his attorney, (b) that the Executive has had an adequate period to review and has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

(d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

(e) All amounts payable under this Agreement shall be taxable to Executive as may be required under applicable law.

(f) The press release will be made by the Company in connection with Executive’s resignation and this Agreement.

(g) The Company is duly authorized to enter into this Agreement by its Board of Directors, and any executive officer of Company is authorized to execute this Agreement on behalf of Company.

(h) The Sponsor is duly authorized to enter into this Agreement by its Board of Directors, and its designated officer is authorized to execute this Agreement on behalf of Sponsor.

(i) This Agreement may be executed in one or more counterparts, each which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

This Separation and Settlement Agreement and Releases is executed by the Executive, Company and its Sponsor on March 30, 2020.

/s/ Bin Wang
BIN WANG

/s/ Guan Wang

Alberton Acquisition Corp,

/s/ Guan Wang

Hong Ye Hong Kong Shareholding Co., Ltd.